Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 3, 2022	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, November 3 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal first quarter ended September 30, 2022.
Summary
•Consolidated net sales increased 8.5% to a first quarter record $425.5 million. Retail segment net sales declined 0.3% to $223.2 million while Foodservice segment net sales advanced 20.3% to $202.3 million.
•First quarter net sales were unfavorably impacted by an estimated $25 million in net sales that shifted into the quarter ended June 30, 2022 due to advance customer orders ahead of our ERP go-live that commenced on July 1. Of this $25 million in net sales, approximately $11 million were Retail and the remaining $14 million were Foodservice.
•Consolidated gross profit increased 7.2% to $99.1 million.
•Consolidated gross profit margin was 23.3%, down 30 basis points from last year’s first quarter, but up 150 basis points sequentially from our fiscal fourth quarter ended June 30, 2022.
•Consolidated operating income increased 21.7% to $49.3 million.
•Net income was $1.36 per diluted share versus $1.11 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to complete the quarter with record sales and higher profits. The slight decline in Retail segment sales compares to an increase of 15.6% in the prior-year quarter and also reflects the impact of the sales shift attributed to advance ordering during our fiscal fourth quarter ahead of our ERP go-live. Marzetti® refrigerated dressings and caramel dips performed well during the quarter, and we also added to our successful licensing program with the launch of the popular Arby’s Horsey Sauce® and Arby’s Sauce® products. Sales growth of 20.3% in the Foodservice segment was driven by inflationary pricing and volume gains from select quick-service restaurant customers in our mix of national chain restaurant accounts. While we continued to experience significant cost inflation, our pricing actions, including our most recent round of pricing for our Retail dressing and sauce products that took effect in early August, served to offset the higher input costs. The 7.2% increase in gross profit also reflects a more stable operating environment in addition to some improved manufacturing efficiencies as we have reduced headcount and exited less profitable SKUs.”

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“Looking ahead to our fiscal second quarter, Retail sales will benefit from our expanding licensing program while, in the Foodservice segment, we anticipate continued volume growth from some of our quick-service restaurant chain customers. Cost inflation will remain a headwind to our financial results, but the pricing actions we have implemented along with our cost savings initiatives will help to offset the increased costs. Note that our second quarter results will also reflect some startup costs as we begin producing product in the newly expanded section of our dressing and sauce facility in Horse Cave, Kentucky.”
First Quarter Results
Consolidated net sales increased 8.5% to a first quarter record $425.5 million. Consolidated net sales were unfavorably impacted by an estimated $25 million in net sales that shifted into the quarter ended June 30, 2022 due to advance customer orders ahead of our July 1 ERP go-live. Of this $25 million in net sales, approximately $11 million were Retail and the remaining $14 million were Foodservice. Retail segment net sales declined 0.3% in the first quarter to $223.2 million. Retail segment sales volumes, measured in pounds shipped, decreased 15%. Excluding the unfavorable impacts of the advance ordering and the product line rationalizations we have implemented, Retail segment sales volumes declined 7%. In the Foodservice segment, net sales advanced 20.3% to $202.3 million. Foodservice sales volumes, measured in pounds shipped, declined 7%. Excluding the unfavorable impact of advance customer orders ahead of our ERP go-live, Foodservice segment sales volumes decreased 1%.
Consolidated gross profit improved 7.2%, or $6.7 million, to $99.1 million. The increase in gross profit was driven by the pricing actions taken that are now beginning to catch up to the significant inflationary costs we have experienced for commodities, packaging, labor, freight and warehousing. Gross profit also benefited from our actions taken to exit less profitable product lines and reduce headcount.
SG&A expenses declined $2.1 million to $49.8 million including expenditures for Project Ascent, our ERP initiative, which totaled $9.2 million in the current-year quarter versus $9.4 million last year. SG&A expenses also reflect lower levels of expenditures for consumer promotions in the current-year quarter.
Consolidated operating income grew $8.8 million, or 21.7%, to $49.3 million as our pricing actions effectively offset inflationary costs and our SG&A expenditures declined.
Net income improved $6.9 million to $37.6 million, or $1.36 per diluted share, versus $30.7 million, or $1.11 per diluted share, last year. Expenditures for Project Ascent reduced net income by $7.1 million, or $0.26 per diluted share, in the current-year quarter compared to $7.2 million, or $0.26 per diluted share, in the prior-year quarter.
Conference Call on the Web
The company’s first quarter conference call is scheduled for this morning, November 3, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.

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About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•inflationary pressures resulting in higher input costs;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•the impact of customer store brands on our branded retail volumes;
•efficiencies in plant operations and our overall supply chain network;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the implementation of our new enterprise resource planning system;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended September 30,
	2022	2021
Net sales	$425,537	$392,056
Cost of sales	326,482	299,689
Gross profit	99,055	92,367
Selling, general & administrative expenses	49,757	51,856
Operating income	49,298	40,511
Other, net	(270)	20
Income before income taxes	49,028	40,531
Taxes based on income	11,436	9,876
Net income	$37,592	$30,655

Net income per common share: (a)
Basic	$1.37	$1.11
Diluted	$1.36	$1.11

Cash dividends per common share	$0.80	$0.75

Weighted average common shares outstanding:
Basic	27,450	27,459
Diluted	27,458	27,515

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2022	2021
NET SALES
Retail	$223,216	$223,889
Foodservice	202,321	168,167
Total Net Sales	$425,537	$392,056

OPERATING INCOME
Retail	$42,900	$48,178
Foodservice	31,929	15,825
Corporate Expenses	(25,531)	(23,492)
Total Operating Income	$49,298	$40,511

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2022	June 30, 2022
ASSETS
Current assets:
Cash and equivalents	$64,219	$60,283
Receivables	136,241	135,496
Inventories	165,939	144,702
Other current assets	11,402	11,300
Total current assets	377,801	351,781
Net property, plant and equipment	468,086	451,368
Other assets	285,346	287,225
Total assets	$1,131,233	$1,090,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$135,367	$114,972
Accrued liabilities	55,548	50,613
Total current liabilities	190,915	165,585
Noncurrent liabilities and deferred income taxes	78,247	80,102
Shareholders’ equity	862,071	844,687
Total liabilities and shareholders’ equity	$1,131,233	$1,090,374
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